UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

PIONEER BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-30541	54-1278721
(State or other jurisdiction of incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

263 East Main Street

P.O. Box 10

Stanley, Virginia 22851

(Address of principal executive offices)(zip code)

Registrant’s telephone number, including area code: (540) 778-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On November 18, 2004, the Board of Directors of Pioneer Bankshares, Inc. (the “Company”) voted to terminate the Company’s Employee Stock Ownership Plan (the “ESOP”), which currently holds 65,018 shares, or 6.06% of the Company’s total outstanding shares of common stock.

The termination of the Company’s ESOP will give plan participants certain rights and elections for benefits to be paid either in cash or stock. Plan participants, alternate payees and any beneficiaries of deceased participants entitled to benefits under the ESOP will be given 30 days to make appropriate elections for individual benefit payouts. Benefit payees who receive stock will have a put right, which can be exercised at three times – (i) immediately as part of the ESOP distribution process, (ii) for 60 days after the stock is distributed, and (iii) for another 60 day period in 2005 - to require Pioneer Bankshares, Inc. to repurchase the distributed stock as described in the ESOP at the stock’s latest appraised fair market value for ESOP purposes. The estimated potential aggregate payout which may be made by the Company as a result of the ESOP termination, based on the current value of the plan assets, is approximately $1,250,000. The Company plans to fund any such payouts from capital reserves and/or corporate borrowings.

The termination of the ESOP will be effective November 30, 2004, and all accrued benefits will be paid out to plan participants in December 2004 or as soon as administratively possible thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER BANKSHARES, INC.

By:	/s/ THOMAS R ROSAZZA
Thomas R. Rosazza
President and Chief Executive Officer

November 22, 2004